CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the incorporation by reference of our report dated November 30, 2015 with respect to the financial statements and financial highlights of FactorShares Trust, in this Registration Statement under the Securities Act of 1933 (Form N-1A), filed with the Securities and Exchange Commission.

/s/ WithumSmith+Brown, P.C.
New York, NY
January 28, 2016

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